Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 29, 2023, relating to the consolidated financial statements of Partners Bancorp, appearing in the Annual Report on Form 10-K of Partners Bancorp for the year ended December 31, 2022.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

November 22, 2023